As filed with the Securities and Exchange Commission on April 18, 1997

                                            Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                         NATIONAL COMPUTER SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

          Minnesota                                   41-0850527
(State or other jurisdiction of            (I.R.S Employer Identification No.)
incorporation or organization)

                            11000 Prairie Lakes Drive
                          Eden Prairie, Minnesota 55344
                                 (612) 829-3000
     (Address, including zip code, and telephone number, including area code,of registrant's principal executive offices)

      J.W. Fenton, Jr.             Copies to:           Jay L. Swanson
    Secretary/Treasurer                              Dorsey & Whitney LLP
National Computer Systems, Inc.                     Pillsbury Center South
  11000 Prairie Lakes Drive                         220 South Sixth Street
Eden Prairie, Minnesota  55344                   Minneapolis, Minnesota 55402
      (612) 829-3000                                    (612) 340-2600

     (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /____/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /____/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /____/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/----/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /____/

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                    Proposed         Proposed
   Title of Each       Amount       Maximum          Maximum         Amount of
Class of Securities     to be    Offering Price     Aggregate       Registration
 to be Registered    Registered   Per Share(1)   Offering Price(1)      Fee

  Common Stock
($.03 par value)       542,632      $25.00         $13,565,800       $4,110.85
-------------------------------------------------------------------------------
(1) Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on April 16, 1997, as reported on the Nasdaq National Market.

              The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS

                         NATIONAL COMPUTER SYSTEMS, INC.
                                -----------------

                                 542,632 Shares
                                       of
                                  Common Stock
                                ($.03 par value)
                                -----------------

         This Prospectus relates to an aggregate of 542,632 shares (the "Shares") of Common Stock, par value $.03 per share (the "Common Stock"), of National Computer Systems, Inc., a Minnesota corporation ("NCS" or the "Company"), that may be sold from time to time by the shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees.

         Any or all of the Shares may be offered from time to time in transactions on the Nasdaq National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

         The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares. The Common Stock is traded on the Nasdaq National Market under the symbol "NLCS."

                                -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                -----------------

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                                  The date of this Prospectus is April __, 1997.

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site which provides on-line access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov." In addition, the Common Stock of NCS is listed on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, 1735 K. Street N.W., Washington, D.C. 20006. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

         (a)      the Annual Report on Form 10-K for  the year ended January 31,
                  1996;

         (b) the Quarterly Reports on Form 10-Q for the quarters ended April 30, 1996, July 31, 1996 and October 31, 1996;

         (c) the Current Reports on Form 8-K dated July 10, 1996 and March 18, 1997; and

         (d) the description of NCS' Common Stock and Common Stock Purchase Rights contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to J.W. Fenton, Jr., Secretary/Treasurer, National Computer Systems, Inc., 11000 Prairie Lakes Drive, Eden Prairie, Minnesota 55344, telephone number
(612) 829-3000.

                         NATIONAL COMPUTER SYSTEMS, INC.



                  NCS is a global information services company which provides quality software and systems for the collection, management and interpretation of data. This includes capturing and aggregating data; creating a database or datastream; processing the data using software; and analyzing, interpreting and reporting results.

                  NCS services include data processing, analysis, data management, reporting services, networking, hardware maintenance and professional services to meet customer needs. Data collection systems include optical mark read (OMR) and image scanning hardware, other data collection technologies, proprietary software, software maintenance and pre-printed forms. Data can be in the form of marks, machine printed bar codes and text, and/or handprinted alphanumeric characters. The Company also provides utility and application software to enhance the capability of NCS customers to manage their information effectively. Application software products are focused on specific applications within targeted markets.

                  NCS markets its mission critical data collection, management and reporting services and systems within four major markets: education, selected commercial niches, government, and health care.

                  NCS was incorporated under the laws of the State of Minnesota in 1962. NCS' principal offices are located at 11000 Prairie Lakes Drive, Eden Prairie, Minnesota 55344 and its telephone number at that location is (612) 829-3000.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information as to the maximum number of Shares that may be sold by each of the Selling Shareholders pursuant to this Prospectus.

                                                       Number of
                                                     Shares Owned                          Number of
                                                     Prior to the                       Shares Offered
                    Name                               Offering                             Hereby



Novell, Inc. ....................................        165,805                            165,805
E. Clarke Porter.................................        158,563                            158,563
Steven C. Nordberg...............................        158,563                            158,563
Kirk Lundeen.....................................         55,971                             55,971
Douglas Thomson..................................          2,487                              2,487
Laurence North...................................          1,243                              1,243
                                                      ----------                         ----------

Totals...........................................        542,632                            542,632
                                                         =======                            =======

-------------

         The Selling Shareholders are certain of the former shareholders of Virtual University Enterprises, Inc. ("VUE"). The Selling Shareholders acquired the Shares in connection with NCS' acquisition of VUE on April 10, 1997. Pursuant to the VUE acquisition agreement between NCS and VUE, NCS acquired certain of the issued and outstanding shares of common stock of VUE in exchange for the Shares.


                              PLAN OF DISTRIBUTION

         The Shares will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including a certain amount of legal and accounting fees.

         The Selling Shareholders may offer and sell the Shares from time to time in transactions on the Nasdaq National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholders.

         The  Selling   Shareholders  and  any  brokers  or  dealers  acting  in
connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Ernst & Young LLP, independent public accountants, as indicated in their reports with respect thereto, and such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby has been passed upon for the Company by Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, Minnesota 55402.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.




              TABLE OF CONTENTS

                                                Page

Available Information...........................  2
Incorporation of Certain Documents By
  Reference.....................................  2
National Computer Systems, Inc..................  3
Selling Shareholders............................  4
Plan of Distribution............................  4
Experts.........................................  5
Legal Matters...................................  5

                                                  542,632 Shares




                                                     NATIONAL
                                              COMPUTER SYSTEMS, INC.






                                                   Common Stock




                                                   -------------

                                                    PROSPECTUS
                                                   -------------








                                                  April __, 1997

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         SEC Registration Fee.......................................   $ 4,111
         Accounting Fees and Expense................................     1,000
         Legal Fees and Expenses ...................................     1,000
         Miscellaneous..............................................     1,000
                                                                         -----
             Total...............................................      $ 7,111

         All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

Item 15. Indemnification of Officers and Directors

                  Section 302A.521 of the Minnesota Statutes requires, among other things, the indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties and fines (including attorneys' fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, believes that such conduct was in the best interests of the corporation, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subd. 3, requires payment by the corporation, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present or by a designated committee of the board, by special legal counsel, by the shareholders or by a court.

                  Article IX of the Company's Restated Articles of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for authorizing a dividend, stock repurchase or redemption or other distribution in violation of Minnesota law or for violation of certain provisions of Minnesota securities laws; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when Article IX became effective.

                  The Bylaws of the Company provide that the Company shall indemnify such persons, for such liabilities, in such manner, under such circumstances and to such extent as permitted by Section 302A.521, as now enacted or hereafter amended.

Item 16. List of Exhibits

         5       Opinion of Dorsey & Whitney LLP regarding legality
        23.1     Consent of Ernst & Young LLP
        23.2     Consent of Dorsey & Whitney LLP (included in Exhibit 5)
        24       Power of Attorney

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on April 18, 1997.

                                           NATIONAL COMPUTER SYSTEMS, INC.


                                           By  /s/J. W. Fenton, Jr.
                                               --------------------
                                               Secretary/Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature


By:          *                     Chairman of the Board of Directors, President
    Russell A. Gullotti            and Chief Executive Officer


By:          *                     Director
    David C. Cox


By:          *                     Director
    Moses Joseph


By:          *                     Director
    Jean B.Keffeler


By:          *                     Director
    Charles W. Oswald


By:          *                     Director
    Stephen G. Shank


By:          *                     Director
    John E. Steuri


By:          *                     Director
    Jeffrey E. Stiefler


By:          *                     Director
    John W. Vessey

By:          *                     Vice President and Chief Financial Officer
    Jeffrey W. Taylor              (principal financial officer and principal
                                   accounting officer)


* Executed on behalf of the indicated officers and directors of the registrant by J. W. Fenton, Jr., Secretary/Treasurer, duly appointed attorney-in-fact.

    /s/ J. W. Fenton,Jr.           Dated:  April 18, 1997
--------------------------
     Attorney-in-Fact

                                  EXHIBIT INDEX




Exhibit
  No.                Description                                           Page

     5   Opinion of Dorsey & Whitney LLP...................................

  23.1   Consent of Ernst & Young LLP......................................

  23.2   Consent of Dorsey & Whitney LLP (included in Exhibit 5)...........

    24   Power of Attorney.................................................